                                                 Press Release dated January 18, 2002

                Contact:   D. Linn Wiley                      Jerome E. Farley
                           President and                      President and
                           Chief Executive Officer            Chief Executive Officer
                           (909) 980-4030                     (818) 557-5616

For Immediate Release

CVB Financial Corp. and Western Security Bancorp Jointly Announce Merger

Ontario, California, January 18, 2002. (NASDAQ:CVBF)  D. Linn Wiley, President and Chief Executive Officer of CVB Financial Corp. and
its principal subsidiary, Citizens Business Bank, and Jerome E. Farley, President and Chief Executive Officer of Western Security
Bancorp and its principal subsidiary, Western Security Bank, NA, jointly announced that the two financial institutions have executed a definitive agreement and plan for reorganization.  This agreement provides for Western Security Bancorp to merge with and into
Citizens Business Bank and for Western Security Bank, NA, to merge with and into Citizens Business Bank.  Citizens Business Bank will represent the continuing operation.

The definitive agreement provides that each share of Western Security Bancorp will be converted into a prorata portion of 1.2 times
Western Security Bancorp adjusted book value or $8.50 per share, whichever is greater.  The transaction will be handled under purchase accounting.  The transaction is subject to shareholder and regulatory approval.  It is expected to be completed in the second quarter of 2002.

"We are delighted to have this opportunity to associate with Western Security Bank, and to expand our presence into the San Fernando
Valley. The Bank is a complement to our existing franchise and our business and professional banking strategy," stated D. Linn Wiley.

Western Security Bank was established in 1984.  They have one office in Burbank, California.  The Bank had total assets of $141.0 million, total deposits of $120.7 million and total loans of $96.2 million as of December 31, 2001.

Citizens Business Bank has 31 offices located throughout San Bernardino, Riverside, Los Angeles, Orange and Kern Counties.  CVB
Financial Corp had total assets of $2.5 billion, total deposits of $1.9 billion and total loans of $1.2 billion as of December 31,
2001.

"Our Board of Directors is pleased to join with Citizens Business Bank.   They are a premier performing bank with an exceptional
record for serving their customers.  Citizens Business Bank will be an outstanding addition to our business community," commented
Jerome Farley.

Citizens Business Bank is one of the largest community banks in Southern California.  They specialize in providing the full scope of
financial services to business and professional clientele.   CVB Financial Corp. is traded on the NASDAQ under the ticker symbol CVBF.

                  This press release  contains  statements  which  constitute  forward  looking  statements  (within the meaning of the
Private  Securities  Litigation  Reform Act of 1995) that involve risks and  uncertainties.  Actual results may differ  materially from the results  discussed in these forward looking  statements.  Factors that might cause such a difference  include,  but are not limited to,  when and if the  proposed  merger is  consummated,  expected  cost  savings  from the merger not being  fully  realized,  revenues following  the merger being lower than  expected and costs of  difficulties  related to the  integration  of CVB  Financial  Corp.  and
Western Security Bancorp being greater than expected.  In addition,  other risks are detailed in the CVB Financial Corp.  reports filed with the Securities and Exchange Commission, including their Annual Report on form 10K for the year ended December 31, 2000.